REAL ESTATE SALE AGREEMENT

401 McCullough Drive, Charlotte, North Carolina 28262

1721 Cochran Road, Pittsburgh, Pennsylvania 15220

1819 Electric Road, Roanoke, Virginia 24018

between

PURCHASER:

CAPLEASE, LP
110 Maiden Lane, 36th Floor
New York, New York 10005

and

SELLER:

ALLSTATE INSURANCE COMPANY.
Allstate Plaza South, Suite G1D
3075 West Sanders Road
Northbrook, Illinois 60062

REAL ESTATE SALE AGREEMENT

ii

iii

REAL ESTATE SALE AGREEMENT

          THIS REAL ESTATE SALE AGREEMENT (the “Agreement”) is made and entered into as of the day and date appearing above the signatures of the parties hereto by and between CAPLEASE, LP, a Delaware limited partnership (“Purchaser”), and ALLSTATE INSURANCE COMPANY, an Illinois insurance corporation (“Seller”).

Recitals

          A.          Seller is the fee owner of the Properties (legally described in Exhibit A attached hereto).

          B.          Purchaser desires to purchase from Seller and Seller desires to sell and convey or cause to be sold and conveyed to Purchaser the Properties.

Agreements

          NOW THEREFORE, for and in consideration of the foregoing Recitals, which are made a part hereof, the mutual promises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.        Definitions.

          The following terms have the following meanings:

                    “Actual Knowledge” means, with respect to Seller, information in the physical possession of, or otherwise known by, John Mulhern or, with respect to an individual Property, the building engineer employed by Seller for such Property; and, with respect to Purchaser, information in the physical possession or otherwise known by officers or any supervisory employees of Purchaser.

                    “Affiliate” means, with respect to a specified person or entity, (a) any entity or person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the specified person or entity, (b) any other person that is an officer of, partner in, member of or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner, member or trustee, or with respect to which the specified person serves in a similar capacity, (c) any other person or entity that, directly or indirectly, is the beneficial owner of twenty-five percent (25%) or more of any class of equity securities of, or otherwise has a beneficial interest equivalent to such twenty-five percent (25%) or more ownership interest in, the specified person or entity or of which the specified person or entity is directly or indirectly the owner of twenty-five percent (25%) or more of any class of equity securities or in which the specified person or entity has a beneficial interest equivalent to such twenty-five percent (25%) or more ownership interest.

                    “Agreement Date” shall mean the date that the last of the parties signing this agreement executes and delivers the Agreement.

                    “Allstate Lease” has the meaning given in Section 11.

                    “Broker” means only Colliers Bennett & Kahnweiler, Inc..

                    “Closing” means the event at which the closing of the transaction contemplated hereby takes place.

                    “Closing Date” means the earlier of (a) five (5) business days following the expiration of the Due Diligence Period, or (b) December 21, 2005, or such other date on which the closing of the transaction contemplated hereby takes place as agreed in writing by the parties.

                     “Closing Time” means beginning at 10:00 a.m. Chicago time on the Closing Date.

                    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, general or limited partnership interests, membership interests or other manner of control.

                    “Conveyance Documents” means documents to be delivered at Closing as identified in Paragraph 10.1 hereof.

                    “Due Diligence Documents” means those documents, if any, specified on Exhibit C annexed hereto, but only to the extent that the same exist and are reasonably available to Seller.

                    “Due Diligence Period” means that period of time beginning on the date hereof and ending on the 25th day after the Agreement Date.

                    “Earnest Money” shall mean the sum of $3,000,000 to be deposited in cash in the Earnest Money Escrow pursuant to Paragraph 3.1 hereof, together with all interest earned thereon.

                    “Earnest Money Escrow” means the escrow in which the Earnest Money is held as described in Paragraph 3 hereof, and which may also be or become the Escrow.

                    “Environmental Laws” is defined in Paragraph 6.1(f) hereof.

                    “Escrow” or “Escrows” shall mean the escrow or escrows through which the transaction contemplated hereby is closed.

                    “Escrowee” means the Title Company (as defined below).

                    “Hazardous Material” means any substance (gaseous, liquid, solid or combination) defined as hazardous, toxic, dangerous or the like in, or pertaining regulated by, an Environmental Law.

                    “Improvements” means all buildings, improvements, and fixtures, including without limitation HVAC and other building systems, now or hereafter located on the Properties.

                    “Intended Use” means, with respect to the developed portions of the Properties, the same use as currently employed by Seller, and with regard to the vacant portion, such use as permitted by current zoning and local law.

                    “Monetary Liens” mean any liens (including any deeds of trust or mortgages) securing financing, any liens for delinquent taxes, and any mechanic’s or judgment liens.

                    “North Carolina Property” means the real estate and Improvements thereon commonly known as 401 McCullough Drive, Charlotte, North Carolina, the legal description of which is set forth on Exhibit A hereto, together with, if any, all and singular the rights under all easements, cross-easements and reciprocal easements, access and parking rights, appurtenances, passages, waters, water courses, riparian rights, and restrictive covenants in favor of or benefiting or arising in connection with any portion of the North Carolina Property, but specifically excluding all of Seller’s personal property.

                    “Notice Address” means:

(i)	With respect to Purchaser:

Caplease, LP 110 Maiden Lane, 36th Floor New York, New York 10005
	ATTN:	Paul C. Hughes, Esquire
		Phone:	(212) 217-6300
		Fax:	(212) 217-6301

with copies to:

Wolf, Block, Schorr and Solis-Cohen 1650 Arch Street, 22nd Floor
	ATTN:	Helene S. Jaron, Esquire
		Phone:	(215) 977-2038
		Fax:	(215) 405-2938

(ii)	With respect to Seller:

Allstate Insurance Company Allstate Plaza South, Suite G1D 3075 West Sanders Road Northbrook, Illinois 60062
	ATTN:	John Mulhern
		Phone:	(847) 402-8061
		Fax:	(847) 402-0684

with copies to:

Allstate Insurance Company Allstate Plaza South, Suite G5A 3075 Sanders Road Northbrook, Illinois 60062
	ATTN:	Investment Law Division
		Phone:	(847) 402-7547
		Fax:	(847) 402-9882

and to:

Sandra L. Waldier, Esq. Bell, Boyd & Lloyd LLC Three First National Plaza, Suite 3100 Chicago, IL 60602
		Phone:	(312) 807-4330
		Fax:	(312) 827-8178

(iii)	With respect to Escrowee:

First American Title Insurance Company 30 North LaSalle Street, Suite 310 Chicago, IL 60602
	ATTN:	Stephanie Sajdak
		Phone:	(800) 333-3993 ext. 226
		Fax:	(630) 281-6207

                    “Pennsylvania Property” means the real estate and Improvements thereon commonly known as 1721 Cochran Road, Pittsburgh, Pennsylvania, the legal description of which is set forth on Exhibit A hereto, together with, if any, all and singular the rights under all easements, cross-easements and reciprocal easements, access and parking rights, appurtenances, passages, waters, water courses, riparian rights, and restrictive covenants in favor of or benefiting or arising in connection with any portion of the Pennsylvania Property, but specifically excluding all of Seller’s personal property.

                    “Permitted Exceptions” means (a) all exceptions to title identified on Exhibit B annexed hereto, (b) all matters appearing on any Survey, (c) the Allstate Lease and (d) the following: (i) zoning ordinances and regulations which do not restrict or prohibit the Properties from being used for the Intended Uses; (ii) real property taxes which are not yet due and payable; (iii) the standard printed exceptions on the Title Commitment; (iv) liens or encumbrances which Seller elects to cause Title Company issue a title endorsement insuring against damage caused by such lien or encumbrance; and (v) any exception to, or condition of, title arising from a document recorded by or with the permission of Purchaser or arising from a document recorded by, or the actions of, Purchaser or any person or entity whose claim arises with the permission of or as a result of the actions of Purchaser(such as a mechanic’s lien or a right to claim a mechanic’s lien); provided, however, Permitted Exceptions shall not include Monetary Liens unless Seller causes the Title Company to issue a title endorsement insuring against damage caused by such Monetary Liens at Seller’s cost and expense.

                    “Place of Closing” means the Title Company’s office in Chicago, Illinois.

                    “Properties” means, collectively, the North Carolina Property, the Pennsylvania Property and the Virginia Property.

                    “Property” means, individually, any one of the North Carolina Property, the Pennsylvania Property and the Virginia Property.

                     “Purchase Price” means the sum of Fifty Nine Million Dollars ($59,000,000), allocated as follows:

North Carolina Property:	$27,200,000

Pennsylvania Property:	$2,900,000

Virginia Property:	$28,900,000

                    “Purchaser” means CapLease, LP, a Delaware limited partnership.

                    “Seller” means Allstate Insurance Company, an Illinois insurance corporation.

                    “Seller Group” means Seller and any shareholder, owner, officer, director, employee, and Affiliate of Seller.

                    “Survey” means both individually and collectively, the surveys prepared in accordance with the 1999 “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association, which include Table A items 2, 3, 4, 7(a), 8, 9, 10, 11(a), and 14 further identified as follows:

North Carolina Property: prepared by Robinson & Sawyer, Inc. as Project No. 4037.20, dated September 20, 2005.

Pennsylvania Property: prepared by Civil & Environmental Consultants, Inc. as Drawing Number 051-286, dated August 8, 2005.

Virginia Property: Lumsden Associates, P.C. as Job No. 05-222, dated August 12, 2005.

“Title Commitment” means, collectively, the following title commitments prepared by the Title Company, identified as follows:
North Carolina Property: C089002306, effective date May 26, 2005.

Pennsylvania Property: NCS-167812-CHI1, effective date May 31, 2005.

Virginia Property: NCS-167815-CHI1, effective date June 2, 2005.

“Title Company” means First American Title Insurance Company.

                    “Title Policy” means, collectively, Owner’s ALTA Form B-1992 Policies of Title Insurance for each of the Properties, to be issued by the Title Company in the aggregate amount of the Purchase Price and in accordance with the Title Commitment and the terms of this Agreement.

                    “Virginia Property” means the real estate and Improvements thereon commonly known as 1819 Electric Road, Roanoke, Virginia, the legal description of which is set forth on Exhibit A hereto, together with, if any, all and singular the rights under all easements, cross-easements and reciprocal easements, access and parking rights, appurtenances, passages, waters, water courses, riparian rights, and restrictive covenants in favor of or benefiting or arising in connection with any portion of the Virginia Property, but specifically excluding all of Seller’s personal property.

2.       Sale and Conveyance.

          Seller agrees to sell, transfer, assign and convey, or cause to be sold, transferred, assigned and conveyed, to Purchaser, and Purchaser agrees to purchase from Seller, for the Purchase Price and upon the terms and conditions contained herein, the Properties, subject only to the Permitted Exceptions. The balance of the Purchase Price, after the credit of the Earnest Money and prorations, adjustments and other credits required or contemplated hereunder, shall be paid in cash at Closing.

3.       Escrow.

          The transaction contemplated hereby shall be closed through the Escrow(s) in accordance with the terms and conditions of this Agreement.

          3.1     Earnest Money. Within one (1) business day after the Agreement Date, Purchaser shall deposit a portion of the Earnest Money in the amount of $1,000,000 in a strict joint order escrow (the “Earnest Money Escrow”) established with Escrowee pursuant to Escrowee’s standard form strict joint order escrow agreement, with such additional or special provisions therein as are required to conform with the terms of this Agreement, including, without limitation, provisions providing that (i) upon receipt of written notice from Seller that Purchaser is in default under this Agreement after the expiration of all applicable notice, grace and cure periods, the Earnest Money shall be delivered to Seller, (ii) the cost of the Earnest Money Escrow (as charged by Escrowee) shall be shared equally between Purchaser and Seller, and (iii) the Earnest Money shall be invested in a manner acceptable to Purchaser. Within one (1) business day after the expiration of the Due Diligence Period, provided Purchaser has not terminated the Agreement pursuant to Section 5.1(a) hereof, Purchaser shall deposit the additional $2,000,000 of Earnest Money in the Earnest Money Account. Except as expressly provided to the contrary herein, the Earnest Money shall be applied to the Purchase Price at Closing and any interest earned on the Earnest Money shall be payable to Purchaser. The Earnest Money shall be non-refundable to Purchaser except as specifically provided otherwise in this Agreement.

          3.2     Escrow Instructions. The Escrow(s) shall be maintained solely for the purpose of holding and disbursing monetary deposits and documents as directed by Purchaser and Seller,

and Escrowee is hereby directed to disburse funds held by it in accordance with the terms of this Agreement, or as otherwise set forth in written instructions executed by both Purchaser and Seller. The parties shall execute any escrow instructions reasonably required by Escrowee to consummate the transaction provided for herein; provided, however, such escrow instructions shall not modify the provisions of this Agreement, unless such instructions (a) state the modification in full, and (b) are signed by both parties.

          3.3     Deliveries to Escrow. On or before the Closing Time, each party shall timely deliver to the Escrow(s) all funds and documents required to complete the Closing under the terms of this Agreement, including, but not limited to, prorated amounts and other payments required hereunder and an approved estimated closing statement prepared by Escrowee and approved by Seller and Purchaser. Failure by a party to make any such delivery shall constitute a material default by such party hereunder.

          3.4     Completion of Documents. Escrowee is authorized to collate counterparts of documents deposited in Escrow.

          3.5     Distribution of Funds and Documents. At Closing Escrowee shall do each of the following:

          (a)          Payment of Encumbrances. Pay the amount required to release any liens and encumbrances of a definite or ascertainable amount which are not Permitted Exceptions and the payment of which are permitted hereunder, utilizing funds to which Seller shall be entitled at Closing.

          (b)          Recordation of Documents. Submit to the county recorder or register of the applicable counties, the deeds and each other document to be recorded under the terms of this Agreement or by general usage, and, after recordation, cause the county recorder to mail the deeds to Purchaser and each other such documents to the grantee, beneficiary or person acquiring rights thereunder or for whose benefit said document was recorded or as otherwise specified in instructions to Escrowee.

          (c)          Non-Recorded Documents. Deliver by United States mail, or hold for personal pickup, if requested, or deliver by messenger service, if requested: (1) the Title Policy to Purchaser; and (2) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired or as otherwise specified in instructions to Escrowee.

          (d)          Distribution of Funds. The Closing shall be a so-called “New York Style” closing, as referred to in Paragraph 10 hereof. When Escrowee is irrevocably committed to issue the Title Policy in the required form (regardless of whether the deed has been recorded), Escrowee shall distribute, pursuant to unilateral instructions to be given by the recipient: (1) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein, and (2) to Purchaser, or order, any excess funds delivered to Escrowee by Purchaser.

(e) Conformed Copies. Subject to subsections 3.5(b) and (c) above, after Closing, Escrowee shall deliver to Seller and Purchaser copies of all fully executed documents and escrow instructions. Each recorded document shall be conformed to show the recording date and file number.

          3.6     Multiple Escrows. The transaction contemplated by this Agreement may, at the request of either Purchaser or Seller, be closed through two (2) or more Escrows. The cost of such additional Escrow(s) shall be borne by the party requesting the same.

4.          Title and Survey.

          4.1     Title Commitment.

                    Seller has delivered or caused to be delivered to Purchaser the Title Commitment, including copies of all underlying documents relating to the Title Commitment (collectively, the “Title Information”).

          4.2     Survey.

                    Seller has delivered the Survey to Purchaser. Seller shall, prior to Closing, cause each Survey to be certified to Purchaser, any permitted assignee of Purchaser, Purchaser’s lender, if any, and the Title Company.

          4.3     Title and Survey Review

                    (a)          Based on Purchaser’s review of the Title Commitment and Survey, Purchaser has approved the Permitted Exceptions.

                    (b)          If any title matters which are not Permitted Exceptions are not cured by Seller prior to Closing or will not be cured by Seller at Closing, and Purchaser does not elect to waive Purchaser’s right to receive title to the subject Property that conforms to the requirements of this Section 4, Purchaser may terminate this Agreement by delivering written notice to Seller on or before the Closing Date (in which event the Earnest Money, and any interest thereon, shall forthwith be returned to Purchaser).

          4.4     Additional Title Insurance Coverage. Purchaser may elect to obtain such additional title insurance coverage and any endorsements as it deems appropriate, subject to the following conditions:

                    (a)          Provision of such coverage (other than extended coverage, which shall be a condition of Closing) shall not be a condition of Closing;

                    (b)          Provision of such coverage shall not extend the Due Diligence Period or delay Closing; and

                    (c)          Purchaser shall pay any and all cost of obtaining such coverages (other than extended coverage which will be Seller’s cost).

          4.5     Additional Survey Detail. Purchaser may elect to have any Survey revised with greater detail as it deems appropriate, subject to the following conditions:

                    (a)          Receipt of such revised Survey shall not be a condition of Closing;

                    (b)          Receipt of such revised Survey shall not extend the Due Diligence Period or delay Closing; and

                    (c)          Purchaser shall pay any and all cost of obtaining any such revisions.

5.       Due Diligence Period.

          5.1     Due Diligence and Inspections by Purchaser.

                    (a)          During the Due Diligence Period, Purchaser may, subject to Section 5.2 hereof, make such review, consideration, study, test or the like of the Properties and of any and all matters concerning the Properties (including, but not limited to, zoning, availability of title insurance coverages and endorsements, environmental and physical condition, engineering studies, adequacy and condition of utility service and governmental approvals) as the Purchaser, in its sole discretion, deems appropriate. Seller has, prior to the Agreement Date, delivered the Due Diligence Documents to Purchaser. Seller shall deliver such additional documentation as may be reasonably requested by Purchaser within three (3) business days after such request to the extent within Seller’s possession or control. In the event Purchaser discovers any recognized environmental condition (other than the incident disclosed for the North Carolina Property in the environmental reports described in Exhibit C) or any physical condition for which Purchaser anticipates incurring losses or costs beyond the term of the Allstate Lease, Purchaser shall deliver written notice thereof to Seller prior to the expiration of the Due Diligence Period. If Seller is either unable or unwilling to cure such condition or defect during the term of the Allstate Lease, Purchaser may terminate this Contract, whereupon all Earnest Money (including all interest earned thereon) shall be immediately refunded to Purchaser. In the event Purchaser discovers that any of the Properties is an illegal use under applicable zoning laws, or a legal nonconforming use such that the permissible restoration of such Property would result in a materially diminished value, Purchaser may terminate this Contract by delivering written notice thereof to Seller prior to the expiration of the Due Diligence Period, whereupon all Earnest Money (including all interest earned thereon) shall be immediately refunded to Purchaser. If Purchaser shall fail to deliver any notice to Seller under this Section, Purchaser shall have waived its right to raise any conditions or defects, and shall proceed to close the transaction contemplated herein.

          5.2     Purchaser’s Right of Entry on the Property . During normal business hours and upon reasonable prior notice, Purchaser and its agents, representatives and contractors, shall have the right to enter onto the Properties, accompanied by an agent or employee of Seller, for purposes of performing any study or test it desires (including, but not limited to, environmental), so long as Purchaser does not change the present character of the Properties or unreasonably interfere with Seller’s, owner’s or any tenant’s use thereof, provided, however, that Purchaser shall not be entitled to either perform any invasive testing on the Properties without Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion. Purchaser shall immediately repair or restore any physical damage, whatsoever, to the Property, or any property of Seller, owner or any tenant or contractor, which results from or relates to the presence or activity of Purchaser or Purchaser’s representatives, agents, employees, contractors or subcontractors on or about the Property. Purchaser agrees to, and shall, indemnify, defend and hold Seller Group harmless from and against any and all loss, cost, damage, liability or expense (including attorneys’ fees for the defense of Seller Group by attorneys of Seller’s choosing) in any way relating to personal injury or property damage arising from, the presence or activity of Purchaser or its agents, representatives, employees, contractors or subcontractors, in, on or about the Property; Purchaser shall pay all amounts due with respect to labor or services performed for it with respect to the Properties, and shall immediately remove any mechanics’ lien which may arise as a result of Purchaser’s inspection. Purchaser shall carry insurance coverages with respect to the presence or activity in, on or about the Property of Purchaser or Purchaser’s representatives, agents, employees, contractors or subcontractors.

6.       Representations and Warranties of Seller.

          6.1     Representation and Warranties. Seller makes no representation or warranty as to any matter or fact except as expressly set forth herein. Seller hereby represents and warrants to Purchaser that, on the Agreement Date:

          (a)          Authority. Seller has full legal right, power and authority to execute and deliver this Agreement and to fully perform all of its obligations hereunder without need of any further action by or on its behalf, or that of any manager, member, lender, owner, shareholder, partner, director or other such person (including, without limitation, any governmental agency), all of such action having already been taken.

(b) Existence. Seller is duly formed, validly existing and in good standing in the state of its organization and Seller is qualified to do business in the state in which the Property is located.

(c) Authority of Representatives. The persons executing this Agreement, and any other documents required on behalf of Seller hereunder, are duly authorized, directed and empowered to do so.

          (d)          Binding Obligations. Seller’s obligations contemplated hereby and the execution, delivery and performance of this Agreement by Seller will not result in a breach of, or constitute a default under any instrument or agreement to which Seller is bound. Seller’s obligations and responsibilities hereunder are valid and binding obligations of Seller.

          (e)          Assessments, Condemnation, Zoning, Violation of Law. Except as disclosed in Schedule 6.1 or in the Due Diligence Documents, Seller has no Actual Knowledge, and has not received written notice, of any pending special assessments, reassessments, condemnation proceedings, change in zoning or roadway, water or sewer construction affecting any portion of the Property, or of any violation of any applicable statutes, ordinances, codes (including, without limitation, fire codes), covenants, conditions and restrictions or rules and regulations of any governmental authority having jurisdiction over the Properties. Seller has no Actual Knowledge, and has not received written notice, that any Property is not in compliance with all restrictive covenants, easement agreements, governmental requirements, zoning laws, and deed restrictions.

          (f)          Litigation. Seller has no Actual Knowledge of any litigation pending or threatened in writing affecting any Property or, which, if determined adversely to the interests of Seller, would materially adversely affect the transfers, conveyances and assignments contemplated hereby or the execution, delivery or enforceability of this Agreement or any document or instrument to be executed and delivered pursuant to this Agreement.

          (g)          Environmental Matters. Except as disclosed in the environmental reports described in Exhibit C, to Seller’s Actual Knowledge, none of the Properties are in violation of any environmental, health and human safety laws (and all rules and regulations promulgated thereunder), including, but not limited to, the Occupational Safety and Health Act (“OSHA”), the Toxic Substances Control Act (“TSCA”), the Resource Conservation and Recovery Act, the Clean Air Act (“CAA”), the Clean Water Act (“CWA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the 1986 Superfund Amendments and Reauthorization Act (“CERCLA”), the National Environmental Policy Act (“NEPA”), the Refuse Act (“RA”), the Safe Drinking Water Act (“SDWA”), and any other federal, state or local law and regulations promulgated under each of those statutes and any amendments thereto, as well as applicable Department of Transportation regulations (collectively the “Environmental Laws”).

(h) Foreign Persons. Seller is not a “foreign person” as that term is defined in Section 1445(f)(3) of the Internal Revenue Code, as amended, of the United States of America (the “Code”).

(i) Bankruptcy. To Seller’s Actual Knowledge, no petition has been filed by or against Seller under the Federal Bankruptcy Code or any similar state or federal law.

          (j)          Insurance. Seller has not received any written notice from any insurance company that carries any of Seller’s insurance with respect to any Property that any portion of any Property violates any building, fire, or health code, statute, ordinance, rule or regulation applicable to such Property.

          (k)          Options. To Seller’s Actual Knowledge, there are no rights of first refusal, options or other agreements binding upon Seller whereby any individual or entity has the right to purchase all or any part of the Properties.

(l) Employees. To Seller’s Actual Knowledge, there are no employees of the Property or Seller who will become employees of Purchaser or for which Purchaser shall be responsible in any way.

          (m)          Unions. To Seller’s Actual Knowledge, there are no collective bargaining agreements, other union contracts of any nature, pension plans or other benefit plans of any nature in existence to which Seller is a party and which affect the Property or the operation thereon.

(n) Non-disclosure. To Seller’s Actual Knowledge, there is no fact which has not been disclosed which materially adversely affects the fair market value, use and operation of the Properties.

(o) Leases and Service Contracts. Other than the Allstate Lease, there are no leases or service contracts that will inure to or be binding upon Purchaser after the Closing Date.

          6.2     Remade at Closing; Notice of Breach by Seller; Survival. The foregoing representations and warranties shall, except as modified in writing by notice to Purchaser as provided in the following sentence, be deemed to be remade as of the Closing Date. Seller covenants and agrees to notify Purchaser of any state of facts which would constitute a breach of or render inaccurate any of the foregoing representations or warranties immediately after becoming aware of same. The foregoing representations and warranties shall survive the Closing for a period of twelve (12) months after the Closing Date.

          6.3     Condition of the Property.

                    (a)       Disclaimers. Except as expressly provided herein or in any of the Conveyance Documents:

                    (1)          Seller makes no representations or warranties, express or implied, as to the size or physical condition of any Property or the Improvements thereon (including, but not limited to, the existence of Hazardous Material on any Property), any matter or fact disclosed in documents delivered to Purchaser, or any matter or fact discovered by or of which Purchaser has Actual Knowledge before or during the Due Diligence Period or in connection with any matter relating to its condition (including, but not limited to, the existence of Hazardous Material on any Property), economic value, marketability, merchantability, feasibility, fitness, suitability or use, or any document or other information on which Purchaser has relied upon directly or indirectly.

                    (2)          Purchaser expressly waives and negates the right to receive from Seller any express or implied warranties (other than as specifically provided in this Agreement or in the Conveyance Documents) with respect to all implied warranties of merchantability, condition, suitability or fitness for any particular purpose, and all warranties with respect to quality, capacity, workmanship and latent defects.

                    (3)          Purchaser acknowledges that the purchase of the Properties will be on the basis of Purchaser’s own investigation thereof and in reliance on the express representations and warranties contained herein and in the Conveyance Documents, with respect to, but not limited to: (i) the physical conditions of the Properties, including the soils, subsurface and environmental conditions thereof; and (ii) the economic value, marketability, merchantability, feasibility, suitability or use of the Properties.

                    (4)          Purchaser will acquire the Properties in an “AS IS” condition. Purchaser assumes the risk that adverse physical conditions or the applicability and effect of such governmental laws, regulations and requirements may not have been revealed by Purchaser’s investigation.

(5) Seller shall have no obligation to correct any conditions or alleged defects discovered by Purchaser during the course of its investigation or thereafter.

                    (6)          No representation, warranty, statement (written or oral) or document given or provided by the Broker representing Seller shall be attributed to Seller nor relied on by Purchaser unless Seller has represented and warranted same specifically herein or in any of the documents delivered by Seller at Closing.

                    (b)       Waiver and Release. Except for fraud or intentional misrepresentation, or as set forth in Paragraphs 6.2, 12.2 and 15.11 hereof, Purchaser waives any and all rights to recover from Seller and its partners and affiliates, and their respective shareholders, directors, officers, employees, agents, successors and assigns, for any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments (including attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), which may arise from or are in any way connected with the size or physical conditions of any Property or any law or regulation applicable hereto or Environmental Laws now or hereafter applicable thereto, including, but not limited to, Claims arising from or related to soils, subsurface, geotechnical, seismic, hydrological or environmental conditions of any Property or defects in the design, engineering or construction of Improvements now or hereafter located on any Property.

                    (c)       Hazardous Materials. If Purchaser should discover during its investigation of any Property any Hazardous Material (as defined in any Environmental Laws then in effect) other than Hazardous Materials fully disclosed in the environmental reports delivered to Purchaser as part of the Due Diligence Documents, including asbestos or asbestos-bearing materials, or any other environmental condition subject to legal requirements for corrective or remedial action, Purchaser shall immediately notify Seller in writing of the same but, except to the extent required by law, shall otherwise hold such information in complete confidence. If Closing occurs, regardless of whether or not Purchaser has knowledge of the existence of any Hazardous Material or other environmental condition violative of any Environmental Law or requiring corrective or remedial action, Seller shall have no liability to Purchaser arising out of such discovery (other than based upon the express representations set forth in Paragraph 6.1 of which Purchaser does not have Actual Knowledge of breach prior to Closing or as otherwise provided in the Allstate Lease).

7.       Purchaser’s Representations and Warranties.

          Purchaser agrees, represents and warrants, which representations and warranties shall survive Closing, that, as of the date hereof and as of the Closing (or earlier with respect to Paragraph 7.2):

          7.1          Existence. Purchaser is duly formed, validly existing and in good standing in the state of its organization and, on or before the Closing, Purchaser will be qualified to do business in the state in which the Property is located, to the extent required by such state.

7.2 Authority of Purchaser. Purchaser has full legal right, power and authority to execute and deliver this Agreement and to fully perform all of its obligations hereunder without need of any further action by or on its behalf, or that of any manager, member, lender, owner, shareholder, partner, director or other person or entity (including, without limitation, any governmental agency), all of such action having already been taken.

          7.3          Authority of Representatives. The persons executing this Agreement, and any other documents required on behalf of Purchaser hereunder, are duly authorized, directed and empowered to do so. If any person is, itself, other than an individual, then such entity joins in, and hereby remakes for the benefit of Seller, all of the representations and warranties of Purchaser.

          7.4          No Impedance to Consummation. Purchaser has no Actual Knowledge of any litigation or governmental proceeding pending or threatened in writing which, if determined adversely to the interests of Purchaser, would materially adversely affect the transfers, conveyances and assignments contemplated hereby or the execution, delivery or enforceability of this Agreement or any document or instrument to be executed and delivered pursuant to this Agreement.

          7.5          Binding Obligations. Purchaser’s obligations contemplated hereby and the execution, delivery and performance of this Agreement by Purchaser will not result in a breach of, or constitute a default under any instrument or agreement to which Purchaser is bound. Purchaser’s obligations and responsibilities hereunder are valid and binding obligations of Purchaser.

          7.6          Financial Control Laws. Purchaser is in full compliance with all applicable laws and regulations of the United States of America that prohibit, regulate or restrict financial transactions, and any amendments or successors thereto and any applicable regulations promulgated thereunder (collectively, the “Financial Control Laws”), including but not limited to those related to money laundering offenses and related compliance and reporting requirements (including any money laundering offenses prohibited under the Money Laundering Control Act, 18 U.S.C. Sections 1956, 1957 and the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.) and the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq. Purchaser is not a Barred Person (hereinafter defined) nor is Purchaser owned or controlled, directly or indirectly, by any Barred Person; and Purchaser is not acting, directly or indirectly, for or on behalf of any Barred Person. “Barred Person” means: (i) any person, group or entity named as a “Specially Designated National and Blocked Person” or as a person who commits, threatens to commit, supports, or is associated with terrorism as designated by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (ii) any person, group or entity named in the lists maintained by the United Stated Department of Commerce (Denied Persons and Entities), (iii) any government or citizen of any country that is subject to a United States Embargo identified in regulations promulgated by OFAC and (iv) any person, group or entity named as a denied or blocked person or terrorist in any other list maintained by any agency of the United States government. Purchaser understands and has been advised by legal counsel on the requirements of the Financial Control Laws.

8.       Covenants.

          Between the date hereof and the Closing, or such other time period as specified, so long as Purchaser is not in breach or default hereof, Seller covenants that:

          8.1          Operation and Maintenance of Properties. Seller shall operate the Properties in the ordinary course and in the same manner as on the Agreement Date. Seller may execute, renew, modify or terminate any agreements in the same manner as provided in the Allstate Lease. Seller shall maintain the Properties in the same condition and repair as exist at the Agreement Date, casualty and ordinary wear and tear excepted.

          8.2          Violations. Seller shall immediately notify Purchaser upon receipt of written notice of any violation occurring after the date hereof of zoning, building, fire, health, safety, environmental or other statutes, laws, ordinances, codes, regulations or orders relating or referring to any Property, and shall immediately upon receipt send to Purchaser a copy of any such notice.

          8.3          Miscellaneous Covenants. Seller agrees to (a) pay, prior to delinquency, all real property and personal property taxes, if any, which become due and payable prior to Closing, (b) seek no changes in the zoning classification of any Property, (c) maintain all property and liability insurance historically carried in connection with the Properties, (d) not place any liens or encumbrances against the Properties or subject the Properties to any covenants, conditions, restrictions, easements or similar matters, (e) remove or provide title insurance over all Monetary Liens prior to or on the Closing Date, and (f) promptly advise Purchaser of the commencement of any litigation by or against Seller pertaining to any Property.

          8.4          Rating. As of the Agreement Date, and as of the Closing Date, the long-term unsecured debt of The Allstate Corporation (“AllCorp”), Seller’s parent, shall not be rated less than investment grade by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service. Notwithstanding the foregoing, Purchaser is not relying on the credit of AllCorp in entering into this Agreement or the Allstate Lease. Purchaser acknowledges that AllCorp is not a party to and has no obligations or liability under this Agreement or the Allstate Lease.

9.       Casualty or Condemnation of Improvements.

          If, prior to Closing, any portion of the Properties is destroyed, damaged, or becomes the subject of a condemnation or eminent domain proceeding, Seller shall immediately notify Purchaser in writing of such event. However, Closing shall proceed as scheduled and Seller shall cause the subject Property to be repaired and restored to the condition that existed prior to the occurrence of the casualty in accordance with the Allstate Lease. In the event the Allstate Lease, if in effect at the time of the casualty or condemnation, would provide Seller with an opportunity to terminate the Allstate Lease or abate rent thereunder, Purchaser may elect to terminate this Agreement, in which event the Earnest Money, after deduction of Purchaser’s share of any Escrow fees, shall be returned to Purchaser and, except for Paragraphs 5.2, 13 and 15.8, this Agreement shall be void and of no further force and effect.

10.      Closing

          The Closing shall occur at the Closing Time in the Title Company’s offices, whether in person or by mail, and shall be a so-called “New York Style” closing whereby the Purchase Price and all documents are delivered simultaneously with the Title Company then irrevocably committed, pursuant to a GAP Undertaking provided by Seller, to issue the Title Policy, subject only to the Permitted Exceptions, without having first recorded the deeds and later-dated the Title Commitment.

          10.1     Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Escrowee in customary form and substance where not otherwise described or form attached as an exhibit, the following (collectively, the “Conveyance Documents”):

(a) Deeds. A duly executed, witnessed and acknowledged Special Warranty Deed for each Property, in recordable form, conveying the Properties;

          (b)          Transfer Declarations. State, county and, if applicable, municipal real estate transfer declarations executed by Seller or (if allowed by applicable law) its/their agent, and to the extent required by applicable law, transfer stamps.

          (c)          Closing Statement. A counterpart of a closing statement signed by Seller or its/their agent, reflecting payment by Seller of all amounts required to be paid or credited by Seller pursuant to this Agreement.

          (d)          Certificate of Representations and Warranties. A certificate from Seller certifying to Purchaser that, to the extent accurate, all representations and warranties of Seller are in all material respects true and correct as of Closing.

(e) FIRPTA. A certificate of non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

          (f)          Original Documents and Keys. (i) all keys or combinations in Seller’s possession pertaining to the Properties, and (ii) all correspondence and tenant files in Seller’s possession relating to the Properties.

(g) Deed and Money Escrow Instructions. Deed and Money Escrow Instructions in accordance with the provisions of this Agreement.

(h) Allstate Lease. A counterpart of the Allstate Lease signed by Allstate.

          (i)          Miscellaneous. Such other certificates, documents and instruments, including, without limitation, a GAP Undertaking and an ALTA Statement, as are reasonably required and customary to effectively transfer the Properties to Purchaser and otherwise effect the transaction contemplated in this Agreement.

          10.2     Purchaser’s Deliveries. At the Closing Purchaser shall deliver or cause to be delivered to Escrowee:

          (a)          Purchase Price. The balance of the Purchase Price, after the credit of the Earnest Money, prorations, adjustments and other credits required or contemplated hereunder, by wire transfer received by 1:00 p.m. Chicago time on the Closing Date.

(b) Closing Statement. A counterpart of the closing statement signed by Purchaser.

(c) Transfer Declarations. State, county and, if applicable, municipal real estate transfer declarations executed by Purchaser or (if allowed by applicable law) its/their agent.

(d) Deed and Money Escrow Instructions. A counterpart of the Deed and Money Escrow Instructions signed by Purchaser.

(e) Allstate Lease. A counterpart of the Allstate Lease signed by Purchaser.

          (f)          Miscellaneous. Such other documents and instruments as may be reasonably required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

          10.3     Prorations and Adjustments.

          Under the provisions of the Allstate Lease, Seller, as tenant, shall remain liable for payment of real estate taxes and all utilities. Therefore, these items, which would customarily be prorated at Closing, shall not be prorated and shall be payable by Seller as provided in the Allstate Lease.

          10.4     Expenses.

                    (a)          Seller. There shall be paid by Seller the cost of the basic Title Policy and extended coverage (but not the other endorsements or the cost of other coverages required by Purchaser), fees of releasing liens or encumbrances, fees for recording releases of such liens or encumbrances, Survey charges (but not the charges for additional detail required by Purchaser), state, county and one-half (1/2) of the municipal transfer taxes, and one-half (1/2) of the fee charged by the Title Company for assistance in consummating the Closing through one Escrow (the “Closing Fee”).

                    (b)          Purchaser. There shall be paid by Purchaser the cost of any additional title insurance coverage and endorsements required or obtained by Purchaser or its lender (if any), all recording and title charges relating to Purchaser’s financing, one-half (1/2) of the municipal transfer taxes, and one-half (1/2) of the Closing Fee.

                    (c)          Other. Other costs, charges, and expenses shall be paid as provided in this Agreement, or in the absence of such provision, in accordance with local law or custom. Each party shall pay its own legal fees.

11.      Possession.

          At closing, Seller and Purchaser shall enter into the Lease Agreements attached hereto as Exhibit D (collectively, the “Allstate Lease”), and Seller shall remain in possession of the Property after the closing in accordance with the provisions of the Lease. The Property shall be used, maintained, surrendered and delivered to Purchaser in accordance with the provisions of the Lease. The Property shall be in such condition as required by the provisions of the Lease.

12.     Default.

          12.1    Default by Purchaser. In the event of Purchaser’s default hereunder or under any other documents executed and delivered by Purchaser pursuant to the terms hereof, Seller shall be entitled to any and all rights and remedies available to Seller at law or in equity; provided, however, that in no event shall Seller be entitled to any consequential damages including, without limitation, any claim for damages as a result of lost profit.

          12.2    Default by Seller. In the event of Seller’s default hereunder or under any other documents executed and delivered by Seller pursuant to the terms hereof, Purchaser shall be entitled to any and all rights and remedies available to Purchaser at law or in equity; provided, however, that in no event shall Purchaser be entitled to any consequential damages including, without limitation, any claim for damages as a result of lost profit.

13.     Brokers.

          13.1    Payments by Seller. All fees, commissions and compensation of, and all costs relating to the Broker shall be paid by Seller.

          13.2    Representation and Warranty.

          (a)          Seller represents and warrants to Purchaser that, except for the Broker, Seller has not dealt with any other broker, finder, or intermediary of any kind with whom such party has dealt in connection with this transaction.

          (b)          Purchaser represents and warrants to Seller that, except for the Broker, Purchaser has not dealt with any other broker, finder, or intermediary of any kind with whom Purchaser has dealt in connection with this transaction.

          13.3    Mutual Indemnity. Seller agrees to indemnify and hold Purchaser free and harmless, and Purchaser agrees to indemnify and hold Seller free and harmless, of, from and against any and all losses, damages, liabilities, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and expenses) that the other party may suffer as a result of any claims made or suits brought by any broker, salesperson, agent or finder other than the Broker, who claims to have introduced or to have been retained by the indemnifying party in connection with this transaction. The provisions of this Paragraph 13 shall survive the Closing or the earlier termination of this Agreement.

14.      Notices.

          All notices, waivers, demands, requests or other communications required or permitted hereunder shall, unless otherwise expressly provided, be in writing and be deemed to have been properly given, served and received (i) if delivered by messenger, when delivered, (ii)  if delivered by facsimile, when received as evidenced by facsimile confirmation (provided that a copy of such notice, waiver, demand, request or other communication is deposited in the United States mail or sent by reputable overnight express courier, freight prepaid, the next business day after the facsimile transmission) or (iii) if delivered by reputable overnight express courier, freight prepaid, the next business day after delivery to such courier; in every case addressed to the Notice Address of the party to be notified, or to such other address(es) or addressee(s) as any party entitled to receive notice hereunder shall designate to the others in the manner provided herein for the service of notices.

15.       Miscellaneous.

          15.1    Entire Agreement . The Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and all prior agreements, understandings and negotiations pertaining to the subject matter hereof, are superseded by and merged into the Agreement. The Agreement may not be amended, modified or discharged, nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby.

          15.2    Binding Effect. The Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, successors and assigns, and legal representatives.

          15.3    Assignment by Purchaser. The Agreement and all rights hereunder shall not be assignable by Purchaser without Seller’s written consent; provided, however, and notwithstanding the foregoing, Purchaser shall have the right to cause title to be taken by an entity or entities owned by Purchaser or its Affiliates. In the event of such transfer of title to an entity other than Purchaser, Purchaser shall not be relieved of liability under this Agreement and such assignee shall become jointly and severally liable with Purchaser.

          15.4    Governing Law. The law of the State of Illinois shall govern any and all disputes arising under this Agreement.

          15.5    Time. Time is of the essence of this Agreement.

          15.6    Survival. Except as otherwise expressly provided herein (including, without limitation in Paragraphs 6 and 10 hereof) and except for Paragraphs 5 and 13, the provisions hereof shall not survive the execution, delivery and recordation of the deed of conveyance.

          15.7    Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

          15.8    Confidentiality. Prior to Closing, all information received from Seller shall be maintained by Purchaser in strictest confidence and shall not be disclosed to any person or entity except (i) to the extent as may be required by law, and (ii) to Purchaser’s officers, directors, partners, employees, agents, attorneys, accountants, consultants, potential or actual investors and potential or actual lenders who also shall agree to maintain confidentiality, and provided further, that Purchaser may issue a press release, subject to Seller’s review and approval, identifying the location of the Properties, the Purchase Price and the tenant under the Allstate Lease. If this Agreement is terminated or the Closing does not occur by the Closing Date (as the same may be extended as provided herein), all documents, reports, and information in written form, and all copies thereof, received from Seller concerning the Property or Seller, and all reports, analyses, studies and the like performed or obtained by Purchaser, shall be returned and delivered to the Seller.

          15.9    1031 Exchange. Purchaser or Seller shall have the right, at its election, to treat the transfer of the Property contemplated by this Agreement as a 1031 Exchange involving any Property and other property owned or to be acquired or having been sold by Seller or Purchaser, and Seller and Purchaser shall cooperate in the event of such an election, including, without limitation, amending this Agreement to create separate, related contracts for each Property, and assigning this Agreement or the rights hereunder to a third party necessary to effect a 1031 Exchange. Any such cooperation shall be at no cost or additional risk to the cooperating party and shall not affect the representations or the obligations of either party herein.

          15.10    Effectiveness. The execution of this Agreement by Purchaser shall become void and of no effect five (5) business days after the date of Purchaser’s execution as indicated below Purchaser’s signature unless Purchaser receives, prior to the end of such five (5) business day period an original, fully executed counterpart of this Agreement, with all exhibits attached and containing no changes made after Purchaser’s execution.

          15.11    Remedy Limited to Property. The amount of Seller’s liability to Purchaser hereunder shall be limited to the Properties or the net proceeds from the sale thereof. Under no circumstances and for no reason whatsoever shall the amount of Seller’s liability exceed the foregoing.

[END OF PAGE – SIGNATURES TO FOLLOW]

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the _22nd_ day of November, 2005.

PURCHASER:	SELLER:

CAPLEASE, LP, a Delaware limited partnership	ALLSTATE INSURANCE COMPANY an Illinois insurance corporation

By:	CLF OP General Partner LLC, a
	Delaware limited liability company,	By:	/s/ Thomas J. Wilson
its general partner
			Name:	Thomas J. Wilson
			Title:	President

By:	Capital Lease Funding, Inc., a
Maryland corporation, its sole
member

By:	/s/ Robert C. Blanz

	Name:	Robert C. Blanz
	Title:	Senior Vice President